Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement is made as of April 10, 2013 by and among W. Swope Montgomery, Jr. (“Montgomery”), BNC Bancorp, a North Carolina Corporation (“BNC”) and Bank of North Carolina, a North Carolina banking corporation (the “Bank”); collectively, BNC and the Bank are referred to herein as the “Company”.

BACKGROUND STATEMENT

Montgomery has faithfully and diligently served the Bank since 1991 and BNC since 2002 in the positions of President and Chief Executive Officer. He has devoted his time and energy to the business and promotion of the Company and during his tenure the Company succeeded in growing dramatically both geographically and in asset size. The Board of Directors of the Company recognizes and appreciates Montgomery’s remarkable leadership and immeasurable commitment over his 22 years of service to the Company. Under the terms of Montgomery’s Amended and Restated Employment Agreement dated as of December 18, 2007, Montgomery’s employment with the Company is automaticity terminated, as is his service as a director of the Company and the Bank, when he attains the age of 65, which will occur on June 11, 2013. The Board of Directors desires to retain Montgomery as an independent consultant and for him to continue to provide advice and assistance to the Company and the Board on the terms and conditions set forth in this Consulting Agreement. Accordingly, Montgomery and the Company in consideration of the mutual covenants and premises contained herein agree to be bound by the terms and conditions of this Consulting Agreement.

AGREEMENT

1. Retirement Date. Montgomery and the Company agree that Montgomery shall retire as the President and Chief Executive Officer of BNC and the Chief Executive Officer of the Bank on June 11, 2013 (the “Retirement Date”). Effective as of the Retirement Date, Montgomery shall resign from all other positions he holds as an officer or employee of any and all of the subsidiaries of the Company.

2. Consulting Services. Montgomery agrees that after the Retirement Date, other than in the event of his death or disability, he will provide consulting services as reasonably requested by the Company, including without limitation: (i) upon the Company’s request, meeting with and being involved with customers and clients where the Company believes that Montgomery’s personal knowledge, attendance and participation could be beneficial to the Company, and (ii) representing the Company at industry functions and/or with industry trade groups. The Company shall provide Montgomery reasonable advance notice when requesting his services or assistance. Unless specifically requested by the CEO, Montgomery shall not initiate any discussions with other financial institutions concerning any type of transaction. Montgomery shall provide services under this Consulting Agreement for no more than ten business days per month.

Exhibit 10.1

3. Term. The term of this Consulting Agreement shall be from the Retirement Date until June 11, 2015 (the “Term”), unless sooner terminated as provided herein. The Company shall have the right to terminate this Consulting Agreement in the event that Montgomery becomes employed by, performs services for, consults for or advises in any manner, serves as a director, officer, employee, or agent for any other financial institution, and after such termination, the Company shall have no further obligation to pay consulting fees or post retirement benefits to Montgomery.

4. Fees. During the Term, Montgomery will receive fees of $200,000 annually, to be paid in monthly installments. In addition, during the Term, the Company shall provide Montgomery with administrative services reasonable and appropriate to the services Montgomery is providing, as determined by the Company in its discretion. The Company will reimburse Montgomery for his actual out-of-pocket expenses reasonably and appropriately incurred by him in connection with services provided to the Company under this Consulting Agreement at an amount not to exceed $6,000 annually. In addition, Montgomery may attend, and be reimbursed for his actual out-of-pocket expenses, reasonably and appropriately incurred by him in connection with, two banking industry specific events per year, and such additional conferences or events as may be requested by the Company.

5. Post-Retirement Benefits. The Company agrees (i) to give Montgomery title to the 2012 Mercedes he is currently using and a car expense allowance of $500 per month; (2) to pay for cell phone usage of $125 per month; (3) to pay the monthly country club dues at Sedgefield Country Club, located in Greensboro, North Carolina; and (4) to pay for a Medicare Advantage program of Montgomery’s choice or, if Montgomery enrolls in Medicare Parts A and B, to pay the amounts due under the Medicare program as well as pay for supplemental coverage.

6. Board Service. The Boards of Directors of BNC and the Bank will waive the requirement in Montgomery’s Employment Agreement that he retire from the BNC and the Bank Boards when his employment terminates so that he will continue to serve until his term expires in 2015. The Boards of Directors of BNC and the Bank agree to appoint Mr. Montgomery as the Vice Chair of both Boards upon his retirement as an executive of BNC and the Bank.

7. Nondisclosure. During the Term of this Consulting Agreement and at all times thereafter, except in connection with the performance of Montgomery’s services rendered hereunder, Montgomery shall not reveal to any person, firm, corporation, or other business organization any Confidential Information of any nature concerning BNC or the Bank or its subsidiaries, their businesses or anything connected therewith. The term “Confidential Information” means all of BNC’s, the Bank’s and any subsidiaries’ confidential and proprietary information and trade secrets at any time during the term of this Consulting Agreement, including, but not limited to: (i) business plans, financial information, purchasing data, supplier data, accounting data, or other financial information; (ii) any research and development information, design procedures, processes, or other technical information; (iii) any marketing or sales information, sales records, customer or client lists, prices, sales projections, or any other sales/marketing information; and (iv) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Exhibit 10.1

Notwithstanding the foregoing, Confidential Information does not include information that as of the date of hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain by or through action of BNC, the Bank or its subsidiaries and otherwise than by or at the direction of Montgomery. This Section 8. does not prohibit disclosure required by order of a court having jurisdiction or a subpoena from an appropriate governmental agency.

Montgomery agrees to deliver or return to BNC or the Bank, and not to retain copies of, all written confidential information, furnished by the BNC or the Bank or prepared by Montgomery in connection with his services under this Consulting Agreement.

8. Independent Contractor. Montgomery agrees that he is performing services as an independent contractor and not as an employee of the Company. Montgomery shall be responsible for the payment of all applicable taxes levied or based upon consulting fees paid hereunder and for all non-reimbursable expenses attributable to the rendering of services under this Consulting Agreement. Nothing in this Consulting Agreement shall be deemed to constitute a partnership or joint venture between Montgomery and the Company and nothing herein shall be deemed to constitute Montgomery or the Company as agents of the other. During the Term, neither Montgomery nor the Company shall be liable as a result of, or bound by, any representation, act, or omission whatsoever of the other.

9. No Change in Control. Nothing in this Consulting Agreement triggers, or is intended to trigger, any change in control provisions in Montgomery’s Amended and Restated Employment Agreement or Salary Continuation Agreement, as amended, the Endorsement Split Dollar Agreement or any other agreement between Montgomery and the Company. Montgomery specifically acknowledges and agrees that his execution of this Consulting Agreement does not entitle him to any change in control provisions contained in any of his agreements with the Company.

10. Successors and Assigns. Montgomery shall not assign, transfer or subcontract this Consulting Agreement or any of its obligations without the express written consent of the BNC and the Bank. BNC and the Bank shall not assign this Consulting Agreement other than in connection with a corporate transaction (e.g., merger, consolidation or sale of substantially all of BNC’s and the Bank’s assets) pursuant to which the assignee specifically agrees to assume BNC’s and the Bank’s liabilities, duties and obligations hereunder.

Exhibit 10.1

11. Governing Law. This Consulting Agreement shall be construed under and governed by the laws of the State of North Carolina without regard to its conflict of laws rues.

12. Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, discussions, and communications whether oral or in writing with respect to the subject matter hereof. No change to or modification of this Consulting Agreement shall be valid unless it is signed by all of the parties hereto.

13. No Waiver. No waiver of any breach of any term or provision of this Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Consulting Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

14. Severability. It is the desire and intent of the parties that the provisions of this Consulting Agreement shall be enforced to the fullest extent permissible under the laws and public policy of North Carolina. In the event that any one or more of the provisions or parts thereof of this Consulting Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remainder of this Consulting Agreement shall not in any way be affected or impaired thereby and the remainder of this Consulting Agreement shall continue in full force and effect.

15. Notices. Any notices required to be given under this Consulting Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, or if not personally delivered, shall be deemed to have been duly given: (i) the day transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation receipt; (ii) the day after being sent, if sent for next day delivery by a recognized overnight delivery service; and (iii) on the third day after it is sent, if sent by certified or registered mail, return receipt requested. Notices shall be sent to the addresses below the signature lines of this Consulting Agreement.

16. Acknowledgment by Montgomery. By signing below, Montgomery acknowledges that he has personally read this Consulting Agreement and that he has reviewed, or has had the opportunity to review, this Consulting Agreement with legal counsel of his own choosing. Montgomery further acknowledges that he has been provided a full and ample opportunity to study this Consulting Agreement, and that it fully and accurately reflects the content of any and all understandings and agreements of the parties concerning the matters referenced herein.

Exhibit 10.1

IN WITNESS WHEREOF, Montgomery and each of BNC and the Bank, by a duly authorized officer, have executed this consulting Agreement as of the date first written above.

BNC Bancorp
/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
By: /s/ Richard D. Callicutt II
Address:	Richard D. Callicutt II, Chief Operating Officer

Bank of North Carolina

By: /s/Richard D. Callicutt
Richard D. Callicutt, President

Address:
3980 Premier Drive
High Point, NC 27265